Exhibit 99.1

InnovAge Announces Audit Sanctions In Colorado And Withdraws Guidance

DENVER, December 23, 2021 — InnovAge Holding Corp. (the “Company” or “InnovAge”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail dual-eligible seniors, announced today that the Centers for Medicare and Medicaid Services (CMS) sanctioned the Company’s Colorado centers based on deficiencies detected in a focused audit.

On December 22, 2021 InnovAge was notified that CMS had determined to suspend new enrollments at the Company’s Colorado centers based on deficiencies detected in an audit that was conducted earlier this year, the final results which have not yet been disclosed to the Company. CMS identified the following deficiencies, including a failure:

•	To provide all Medicare and Medicaid covered services, as well as other services determined necessary by the interdisciplinary team (IDT) to improve and maintain the participant’s overall health status;

•	To provide care that meets the needs of each participant across all care settings, 24 hours a day, every day of the year;

•	To ensure accessible and adequate services to meet the needs of the Company’s participants;

•	Of the IDT to coordinate 24-hour care delivery and to remain alert to pertinent information from other team members, participants, and caregivers; and

•	Of the InnovAge Colorado’s primary care providers to manage their participants’ medical situations and oversee their participants’ use of medical specialists.

CMS indicated that the suspension will remain in effect until it determines that the Company has remedied such deficiencies to its satisfaction.

The Colorado Department of Health Care Policy and Financing (HCPF) has verbally communicated that they are also issuing sanctions in conjunction with CMS and will provide written communication on December 23rd, 2021, identifying the deficiencies specific to Medicaid.

The Company continues to work with CMS and HCPF to respond to the sanctions and is evaluating its options with regard to its rights to appeal the sanctions from both CMS and HCPF. The Company cannot guarantee the outcome of any of these processes.

As a result of the enrollment freeze, the Company is withdrawing fiscal year 2022 guidance.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors. Our mission is to enable seniors to age independently in their own homes for as long as possible. Our patient-centered care model meaningfully improves the quality of care our participants receive, while reducing over utilization of high-cost care settings. InnovAge is at the forefront of value based senior healthcare and directly contracts with government payors, such as Medicare and Medicaid, to manage the totality of a participant’s medical care. InnovAge believes its healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of Sept. 30, 2021, InnovAge serves approximately 6,990 participants across 18 centers in five states. https://www.innovage.com/.

Investor Contact:
Ryan Kubota

rkubota@myinnovage.com

Media Contact:
Kyle Evans
kyle.evans@westwicke.com